Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. of:

o our reports dated September 12, 2002, (which report relating to Ferrellgas Partners, L.P. expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) appearing in the Annual Report on Form 10-K/A of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. for the year ended
         July 31, 2002;

o our reports dated September 12, 2002, (which report relating to Ferrellgas, L.P. expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) appearing in the Registration Statement on Form 10 of Ferrellgas, L.P. as filed with the Securities and Exchange Commission on February 18, 2003;

o our report dated January 24, 2003, appearing in the Registration Statement on Form 10 of Ferrellgas Finance Corp. as filed with the Securities and Exchange Commission on February 18, 2003; and

o our report relating to Ferrellgas, Inc. and Subsidiaries dated September 12, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) appearing in Exhibit 99.15 to the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. and Ferrellgas Partners
         Finance Corp. for the three months ended October 31, 2002.

     We also consent to the reference to us under the heading "Experts" in the prospectus that is a part of this registration statement.

DELOITTE & TOUCHE LLP
Kansas City, Missouri

February 18, 2003